Exhibit 23, Form 10-K
Kansas City Life Insurance Company

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Kansas City Life Insurance Company:

We consent to the incorporation by reference in the registration statements (No. 033-89984, No. 333-52290, No. 333-98805, and No. 333-165116) on Form N-4 of Kansas City Life Insurance Company and subsidiaries (the Company) of our report dated February 25, 2015, with respect to the consolidated balance sheets of the Company as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of Kansas City Life Insurance Company and subsidiaries.
As discussed in note 3 to the consolidated financial statements, effective December 31, 2014, the Company changed its method of accounting for certain investments in qualified affordable housing projects by electing to use the proportional amortization method for such investments due to the retrospective adoption of Financial Accounting Standards Board Accounting Standards Update (ASU) No. 2014-01, Accounting for Investments in Qualified Affordable Housing Projects.

/s/ KPMG LLP

Kansas City, Missouri
February 27, 2015